Exhibit 10.21

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LICENSE AGREEMENT

THIS LICENSE AGREEMENT (“Agreement”) dated as of December 8, 2004 (“Effective Date”), is entered into between MediciNova, Inc., a Delaware corporation (“MN”) having a place of business located at 4350 La Jolla Village Drive, Ste 950, San Diego, California 92122, U.S.A., and Mitsubishi Pharma Corporation, a Japanese corporation (“MPC”), having a place of business located at 6-9, Hiranomach 2-chome, Chuo-ku, Osaka 541-0046, Japan.

W I T N E S S E T H:

WHEREAS, MPC is the owner of the MPC Intellectual Property, as defined herein;

WHEREAS, MN desires to obtain an exclusive license, with a right to grant sublicenses, under the MPC Intellectual Property, and MPC desires to grant such license to MN, upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

For purposes of this Agreement, unless specifically set forth to the contrary herein, the terms defined in this Article 1 shall have the respective meanings set forth below, it being understood that words in the singular include the plural and vice versa:

1.1 “Act” shall mean the United States Food Drug and Cosmetic Act of 1938, as amended, and the rules and regulations promulgated thereunder, or any successor act, as the same shall be in effect from time to time.

1.2 “Affiliate” shall mean, (i) any corporation or business entity of which at least fifty percent (50%) of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by a Party or by any entity mentioned in (ii) hereinafter; or (ii) any corporation or business entity which, directly or indirectly, owns, controls or holds at least fifty percent (50%) (or the

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maximum ownership interest permitted by law) of the securities or other ownership interests representing the equity, voting stock or general partnership interest of a Party.

1.3 “ANDA” shall mean abbreviated NDA in the United States according to applicable US laws and regulations.

1.4 “API” shall mean Compound, in bulk form, for use as the active pharmaceutical ingredient in the manufacture of Products.

1.5 “Business Day(s)” shall mean any day that is not a Saturday, a Sunday, a national holiday in Japan and/or United States, or a day on which the New York Stock Exchange and/or the Tokyo Stock Exchange is closed.

1.6 “Calendar Quarter” shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.7 “Calendar Year” shall mean each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.8 “CFR” shall mean the United States Code of Federal Regulations.

1.9 “cGMP” shall mean current good manufacturing practices as defined in regulations promulgated by the FDA under the Act and, if applicable, corresponding applicable laws and regulations of other countries in the MN Territory or the MPC Territory relating to the formulation, manufacture, testing prior to delivery, storage and delivery of the Compound and Product.

1.10 “Compound” shall mean a chemical compound which is (i) known as [**] and designated TT-138 (the “Main Compound”), as diagrammed on Schedule 1.10 hereto, and any isomer, salt, hydrate, solvate, metabolite, or prodrug of any of the foregoing, or (ii) disclosed or claimed in the MPC Patent Assets listed on Schedule 1.33 hereto.

1.11 “Control” shall mean possession of the ability to grant a license or sublicense as provided for herein without violating the terms of any agreement with any Third Party.

1.12 “Cost of Goods Sold” shall mean all costs incurred by MN associated with the manufacturing and supply of API or Product, that are considered costs of goods sold in accordance with GAAP, including labor, materials and factory costs, and including amounts payable to third party contractors and manufacturers.

1.13 “EMEA” shall mean the European Agency for the Evaluation of Medicinal Products based in London (UK), as established by Council Regulation n° 2309/93 of July 22, 1993, as subsequently amended by Commission Regulation 649/98 of March 23, 1998, and any successor thereto having substantially the same functions.

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1.14 “End of Phase 2 Meeting” shall mean the first end of Phase 2 meeting with the FDA, as defined in 21 CFR Section 312.47, intended to determine the safety of proceeding to Phase 3, evaluate the Phase 3 plan and protocols and identify any additional information necessary to support an NDA for Product.

1.15 “EXW” shall have the meaning as such term is defined in the ICC Incoterms, 2000, International Rules for the Interpretation of Trade Terms, ICC Publication No. 560.

1.16 “FDA” shall mean the United States Food and Drug Administration and any successor thereto having substantially the same functions.

1.17 “Field” shall mean any use of Compound or Product in the prophylaxis, palliation, diagnosis or treatment of any human disease.

1.18 “First Commercial Sale” shall mean the first commercial sale of Product to a Third Party in each country in the MN Territory by MN, its Affiliates and/or its sublicensees after Regulatory Approval has been granted by the Regulatory Authority of such country.

1.19 “GAAP” shall mean generally accepted accounting principles in the United States.

1.20 “Generic Competition” shall mean the situation, in any particular country in the MN Territory, that (i) any Generic Drug is sold in the Field in a such country in the MN Territory and despite MN’s commercially reasonable efforts to commercialize the Product pursuant to Section 2.1.4; (ii) Generic Drug(s) achieve a market share in [**] consecutive Calendar Quarters of [**] or greater of the total prescriptions for Product in such country (as so shown by the average of the monthly IMS (or IMS-equivalent) data for such prescriptions); or (iii) in jurisdictions in which no IMS or IMS equivalent data is available, the Net Sales in two consecutive Calendar Quarters immediately or at any time after the launch of a Generic Drug in such jurisdiction falls to [**] or below of the Net Sales in the two consecutive Calendar Quarters immediately prior to the launch of such Generic Drug in such jurisdiction.

1.21 “Generic Drug(s)” shall mean any product containing Compound for which Regulatory Approval for the same indication(s) as that of the Product is obtained by ANDA in the United States or a corresponding application in any country other than United States in the MN Territory; in each case other than a product introduced in such country by MN, its Affiliates or sublicensees.

1.22 “Improvement” shall mean any improvement, including without limitation any change or modification to any method, process, composition any enhancement in the manufacture, formulation, ingredients, preparation, presentation, means of delivery, dosage or packaging relating to Compound or Product.

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1.23 “IND” shall mean an investigational new drug application, as defined in 21 CFR Section 312.3, and any amendments thereto, filed with the FDA or an equivalent application filed with an equivalent Regulatory Authority outside the United States, the filing of which is necessary to commence clinical testing of Product in such regulatory jurisdiction.

1.24 “Major European Countries” shall mean United Kingdom, France, Germany and Italy.

1.25 “Marketing Approval Application” or “MAA” shall mean any new registration application or marketing authorization application, including any supplements or amendments thereto, such as a foreign counterpart or comparable to the NDA, which MN or its Affiliates may file with the requisite Regulatory Authority in any jurisdiction in the MN Territory other than the United States, that is required to obtain Regulatory Approval of Product for a particular indication in such jurisdiction.

1.26 “MN Intellectual Property” shall mean all intellectual property and proprietary rights in (i) all MN Patent Assets and (ii) all MN Know-How.

1.27 “MN Know-How” shall mean any and all unpatented information and materials, including but not limited to, discoveries, Improvements, processes, formulae, data, inventions, invention disclosures, know-how and trade secrets, including without limitation, all chemical, pharmaceutical, toxicological, biochemical, and biological, technical and nontechnical data, and information relating to the results of tests, assays, methods, and processes, and specifications and/or other documents containing information and related data, and any preclinical, clinical, assay control, regulatory, and any other test results or information, that are necessary or useful for the development, manufacturing, Regulatory Approval and/or marketing of Product and that become during the term of this Agreement owned or Controlled by MN or its Affiliates.

1.28 “MN Patent Assets” shall mean all Patent Assets that are necessary or useful to develop, make, use, market, or sell Compound or Product and that become during the term of this Agreement owned or Controlled by MN or its Affiliates.

1.29 “MN Territory” shall mean all countries worldwide, except for the MPC Territory.

1.30 “MPC Intellectual Property” shall mean all intellectual property and proprietary rights in (i) all MPC Patent Assets and (ii) all MPC Know-How.

1.31 “MPC Know-How” shall mean any and all unpatented information and materials, including but not limited to, discoveries, Improvements, processes, formulae, data, inventions, invention disclosures, know-how and trade secrets, including without limitation, all chemical, pharmaceutical, toxicological, biochemical, and biological, technical and nontechnical data, and information relating to the results of tests, assays, methods, and processes, and specifications and/or other documents containing information and related data, and any preclinical, clinical,

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assay control, regulatory, and any other test results or information, that are necessary or useful for the development, manufacturing, Regulatory Approval and/or marketing of Compound or Product and that are or become during the term of this Agreement owned or Controlled by MPC or its Affiliates.

1.32 “MPC Licensee” shall mean a Third Party to which MPC licenses any or all MPC Intellectual Property or MN Intellectual Property in the MPC Territory in accordance with the terms of this Agreement.

1.33 “MPC Patent Assets” shall mean (i) those Patent Assets listed in Schedule 1.33, including any patents issuing thereon, and (ii) all Patent Assets owned or controlled by MPC or its Affiliates, in the MN Territory, during the term of this Agreement which, absent the rights granted to MN and its Affiliates hereunder, would be infringed by the research, development, manufacture, use, importation, sale or offer for sale of a Compound or a Product.

1.34 “MPC Territory” shall mean Japan, Singapore, Brunei, Thailand, Malaysia, Indonesia, Philippines, Vietnam, Bangladesh, Pakistan, South Korea, People’s Republic of China and Taiwan.

1.35 “NDA” shall mean a new drug application as defined in the Act and applicable regulations promulgated thereunder that is submitted to the FDA to apply for Regulatory Approval of a Product in the United States and any amendments and supplements thereto.

1.36 “Net Sales” shall mean the sales revenues received by MN or any MN Affiliate from sales of Products to Third Party customers, commencing upon the date of First Commercial Sale, after deducting, in accordance with GAAP, any (a) credits, allowances, samples, discounts and rebates to, and chargebacks from the account of, such Third Party customers; (b) freight and insurance costs; (c) trade discounts, cash discounts, quantity discounts, rebates; (d) retroactive price reductions; (e) recalls, credits and allowances on account of returned or rejected Product, including allowance for breakage or spoilage; (f) sales, value-added and other direct taxes incurred directly in connection with the sale of Product; (g) rebates, chargebacks or similar payments or credits granted to managed health care organizations, wholesalers, distributors, buying groups, health care insurance carriers, pharmacy benefit management companies, health maintenance organizations, or other institutions or health care organizations or to any governmental or regulatory authority in respect of any state, provincial, local or federal Medicare, Medicaid or similar programs in any country in the MN Territory; (h) write-offs for bad debts or allowances; and (i) customs duties, custom broker charges and other surcharges and governmental charges incurred in connection with the exportation or importation of Product.

Sales or other transfers between MN and its Affiliates shall be excluded from the computation of Net Sales and no payments will be payable on such sales or transfers except where such Affiliates are end users, but Net Sales shall include the subsequent sales to Third Parties by such Affiliates.

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1.37 “Net Sublicense Consideration” shall mean (a) less (b): where, (a) is any amounts actually received by MN or its Affiliate from sublicensees of the rights granted by MPC to MN and its Affiliates under Section 3.1 of this Agreement, as consideration or substantially similar to consideration for the grant of such sublicense, including but not limited to, as royalties based on net sales of Product by such sublicensee, as payments based on the achievement of milestones relating to Product, or the amount of any profit of MN or its Affiliates derived from the supply of API to sublicensee(s), (i.e. transfer price from MN to sublicensee(s) less Cost of Goods Sold borne by MN), but specifically excluding any amounts received by MN from sublicensees to fund or reimburse MN’s research and development costs incurred by MN in connection with the Product under such sublicense agreement between MN and its sublicensee, and (b) is any amounts previously paid by MN to MPC under Section 4.1 or Section 4.2 of this Agreement at or prior to the time MN receives such payments from such sublicensee. For the avoidance of doubt, the amounts set forth in Section 4.1 and Section 4.2 shall be offset only once in the calculation of the Net Sublicense Consideration pursuant to this Section 1.37.

1.38 “Party” shall mean MPC or MN.

1.39 “Patent Assets” means any patents, patent applications, certificates of invention, or applications for certificates of invention and any supplemental protection certificates, together with any extensions, registrations, confirmations, reissues, substitutions, divisions, continuations or continuations-in-part, reexaminations or renewals thereof.

1.40 “Person” shall mean an individual, corporation, partnership, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

1.41 “Phase 1 Clinical Trial” shall mean that portion of the clinical development program that provides for the first introduction into humans of a Product including small scale clinical studies conducted in normal volunteers or patients to get information on Product safety. Phase 1 Clinical Trial shall include pharmacokinetics studies.

1.42 “Phase 2 Clinical Trial” shall mean clinical trials conducted in patients in accordance with current Good Clinical Practice and designated to indicate (i) a statistically significant level of efficacy for the Product in the Field consistent with the clinical hypothesis set forth in the relevant protocol and (ii) the Product’s safety, as well as to obtain a preliminary indication of the unit and/or dosage regimen required.

1.43 “Phase 3 Clinical Trial” shall mean a clinical trial conducted after an End of Phase 2 Meeting on a sufficient number of patients that is designed to establish that Product is safe and efficacious for its intended use, and to define warnings, precautions and adverse reactions that are associated with Product in the dosage range to be prescribed, and supporting Regulatory Approval of Product in the Field.

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1.44 “Product” shall mean any product in final form, packaged and labeled for commercial sale by prescription, or by any other method (or, where the context so indicates, the product being tested in clinical trials), which contains Compound as the sole therapeutically active ingredient in any dosage form or package configuration.

1.45 “Proprietary Information” shall mean any and all scientific, clinical, regulatory, marketing, financial and commercial information or data, whether communicated in writing, orally or by any other means, which is owned and under the protection of one Party and is being provided by that Party to the other Party in connection with this Agreement.

1.46 “Regulatory Approval” shall mean all approvals (including pricing and reimbursement approvals required for marketing authorization), product and/or establishment licenses, registrations or authorizations of all regional, federal, state or local regulatory agencies, departments, bureaus or other Regulatory Authority, necessary for the manufacture, use, storage, import, export, transport and sale of Compound or Product in a regulatory jurisdiction.

1.47 “Regulatory Authority” shall mean any court, tribunal, arbitrator, agency, commission, official or other instrumentality of any federal, state, county, city or other political subdivision, domestic or foreign, that performs a function for such political subdivision similar to the function performed by the FDA for the United States with regard to the approval, licensing, registration or authorization to test, manufacture, promote, market, distribute, use, store, import, transport or sell a product in the defined territory or political subdivisions, or with respect to the approval of pricing or reimbursement for such product.

1.48 “Royalty Term” shall mean the period, on a country-by-country basis, that commences on the date of the First Commercial Sale in such country and expires ten (10) years from such date of First Commercial Sale in such country.

1.49 “Royalty Year” shall mean, (i) for the year in which the First Commercial Sale occurs (the “First Royalty Year”), the period commencing with the first day of the Calendar Quarter in which the First Commercial Sale occurs and expiring on the last day of the Calendar Year in which the First Commercial Sales occurs; and (ii) for each subsequent year, each successive Calendar Year.

1.50 “Third Party” shall mean any Person other than MPC, MN and their respective Affiliates.

1.51 “Trademark” shall mean any trademark, trade name or trade dress as MN shall adopt for Product that is at any time during the term of this Agreement owned or Controlled by MN.

1.52 “Valid Patent Claim” shall mean a claim of an issued and unexpired patent included within the MPC Patent Assets, which has not been held revoked, or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, and

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which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

ARTICLE 2

DEVELOPMENT; REGULATORY MATTERS; SUPPLY OF API

2.1 Development in the MN Territory.

2.1.1 Development Program. A summary of the development program relating to the Product proposed to be conducted by MN, its Affiliate and/or a sublicensee (the “Program”) setting forth a summary of the planned activities is attached as Schedule 2.1, and may from time to time be amended by MN, its Affiliate and/or any sublicensee.

2.1.2 Progress Reports. MN shall annually and at any time upon MPC’s request, not more than once a year, provide MPC with a written report summarizing the status of all development activities of MN, its Affiliates and, if available to MN, sublicensees relating to Product, including but not limited to, amendment of the Program, results of non-clinical and/or clinical studies conducted by MN, its Affiliates and/or, if available to MN, its sublicensees and MN’s activities relating to sublicenses to any Third Party with the delivery to MPC of the summary of the annual report to an IND submitted by MN to the FDA in connection with the periodic reporting requirements of the IND to be in satisfaction of the foregoing requirement (the “Progress Report”).

2.1.3 Study Protocol, IND and NDA. MN and its Affiliate shall, upon MPC’s request, provide MPC with the final version of the (i) study protocol of any clinical trials, (ii) IND and (iii) NDA, in each case relating to Product. In case that MN receives the final version of above mentioned (i) study protocol of any clinical trials, (ii) IND and (iii) NDA from its sublicensee, MN shall promptly provide MPC with them.

2.1.4 Diligence. MN, its Affiliate and/or its sublicensee shall use commercially reasonable efforts to develop and commercialize Product in the MN Territory in the Field, including the preparation and filing of regulatory submissions. As used herein, “commercially reasonable efforts” shall mean efforts and resources normally used by MN for a product owned by it or to which it has exclusive rights, which is of similar market potential at a similar stage in its development or product life, taking into account issues of safety and efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the compound or product, the regulatory and reimbursement structure involved, the profitability of the applicable products, and other relevant factors. The obligations of MN under this Agreement are expressly conditioned upon the absence of any adverse conditions relating to the safety or efficacy of Compound or Product including the absence of any action by any Regulatory Authority limiting the development or commercialization of Compound or Product.

2.1.5 Remedies. Without prejudice to any remedies as provided in this Agreement and appropriate laws, in the event MN, its Affiliate or its sublicensee fails to meet

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any of the following events, and MN, its Affiliate or its sublicensee does not demonstrate to MPC’s reasonable satisfaction that, despite MN’s, its Affiliate’s or its sublicensee’s efforts set forth in Section 2.1.4, the failure to meet the events was due to reason(s) beyond MN’s, its Affiliate’s or sublicensee’s reasonable control, including, for example, (i) the unavailability of drug supplies needed to conduct the clinical trial, including, without limitation, as a result of failure of stability or lack of a satisfactory formulation; (ii) an inability to conduct the clinical trial due to action on the part of any Regulatory Authority, including, without limitation, the placement of a clinical hold on such clinical trial; (iii) the conduct of such clinical trial would violate any applicable laws, rules or regulations; or (iv) a good faith determination on the part of MN that the Product which is intended to be studied in the clinical trial is not safe or efficacious in its then current formulation or dosage form or dose level, MPC shall have the right to terminate this Agreement pursuant to Section 9.3:

(a)	[**]

(b)	[**]

2.1.6 Regulatory Matters. MN shall own, control and retain primary legal responsibility for, and shall be responsible for funding, the preparation, filing and prosecution of all filings and regulatory applications required to obtain Regulatory Approval of Product in the MN Territory in the Field. MN may subcontract portions of the Program; provided, however, that such subcontracted Third Party shall be subject to an agreement with MN consistent with the confidentiality obligations in accordance with Article 7 below. Upon MN’s reasonable request, MPC shall use commercially reasonable efforts to consult and cooperate with MN in obtaining Regulatory Approval of Product in the MN Territory. MN shall pay to MPC (i) the actual and reasonable cost incurred to MPC in connection with such consultation and cooperation, including but not limited to travel expense and (ii) reasonable absence fee for MPC’s person dispatched, to be separately agreed upon between the Parties. MPC shall not be required to conduct additional studies in case that MN is required to conduct such additional studies by any Regulatory Authority.

2.2 Development in the MPC Territory.

2.2.1 Joint Committee. In case that at any time during the term of this Agreement, MPC decides to develop Product in the MPC Territory for an indication that is the same as or substantially similar to any indication for which MN has developed or is developing Product in the MN Territory, MPC shall so advise MN in writing and within thirty (30) days thereafter, the Parties shall establish a joint committee to coordinate, review and assess the clinical development of Product necessary to receive Regulatory Approvals, to harmonize worldwide objectives for Product and to facilitate the transfer of data and regulatory communications, including the handling and reporting of adverse events, as contemplated by Section 2.2.5, between the Parties. The specific composition, role and responsibility of the joint committee, and details relating to meetings and decision making, shall be negotiated in good

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faith in an amendment to this agreement or a separate agreement to be entered into between the Parties at that time.

2.2.2 Development in the MPC Territory. MPC shall own, control and retain primary legal responsibility for, and shall be responsible for funding, the preparation, filing and prosecution of all filings and regulatory applications required to obtain Regulatory Approval of Product in the MPC Territory.

2.2.3 Supply of API and Product for Development in the MPC Territory. Upon request from MPC, MN or its Affiliate shall discuss in good faith with MPC an agreement to supply MPC with the API or Product for development in the MPC Territory. The price of such API or Product shall equal the Cost of Goods Sold incurred by MN or its Affiliate for such API or Product, as applicable. MN shall use commercially reasonable efforts to have its sublicensee agree to discuss in good faith an agreement to supply MPC with such API or Product for development in the MPC Territory.

2.2.4 Supply of API and Product for Commercial Purpose in the MPC Territory. Upon request from MPC, MN or its Affiliate shall discuss in good faith with MPC an agreement to supply MPC with API or Product for commercial purposes in the MPC Territory. MN shall use commercially reasonable efforts to have its sublicensee agree to discuss in good faith an agreement to supply MPC with such API or Product for commercial purposes in the MPC Territory.

2.2.5 Adverse Event Reporting. MPC, its Affiliate, and/or MPC Licensee and MN, its Affiliate and/or its sublicensee shall cooperate with respect to the exchange of adverse event and safety information associated with the Compound and Product. Details of the cooperation in the handling of adverse event and safety information related to the Compound and Product shall be the subject of an amendment to this agreement or a separate agreement to be negotiated in good faith between the Parties.

2.3. Supply of API. MPC hereby agrees to supply to MN or its designees [**]. MPC will ship such API, EXW at MPC’s facility, and MN shall bear the costs of shipment and insurance. The other delivery terms and schedule for all such API shall be determined by mutual agreement of the parties, to be negotiated in good faith. In the event that MN or its Affiliate stops developing the Product, MN or its Affiliate shall prevent further use of such API and shall return to MPC or destroy, pursuant to MPC’s decision, the remainder of such API. In the event that MN’s sublicensee halts development of the Product, MN shall use commercially reasonable efforts to preclude further use of any remaining API by such sublicensee and to either secure the return of any such remaining API to MPC or have such remaining API destroyed.

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ARTICLE 3

LICENSES; SUBLICENSES

3.1 License Grant to MN. MPC hereby grants to MN and its Affiliates an irrevocable, exclusive (even as to MPC) license under the MPC Intellectual Property, including the right to grant sublicenses, to practice the MPC Intellectual Property, and to develop, make, have made, use, offer for sale, market, sell, import, and distribute the Product in the MN Territory in the Field. Furthermore, MPC hereby grants to MN and its Affiliates an irrevocable, exclusive (even as to MPC) license in the MN Territory under the MPC Intellectual Property, including the right to grant sublicenses, to practice the MPC Intellectual Property, and to develop, make, have made, use, offer for sale, market, sell, import and distribute the Compound, solely for the formulation of Product intended for importation, marketing, distribution, use, offer for sale, and sale by MN, its Affiliates and its sublicensees in the MN Territory and/or, if the provisions of Section 2.2.3 or 2.2.4 are applicable, for the formulation of Product in the MPC Territory.

3.2 Option to Co-promote. MPC shall have the option to participate in the promotion of the Product in the MN Territory, on terms to be agreed to by MN. The Parties will negotiate in good faith to enter into a co-promotion agreement within six (6) months of an NDA filing in the United States and an MAA in the Major European Countries. In case co-promotion is prevented by laws or other regulations in a particular country in the MN Territory, the Parties agree to initiate discussions on how to provide MPC with similar rights in a legally acceptable fashion.

3.3 Sublicense Rights. MN or its Affiliates may grant sublicenses within the scope of the license granted to MN and its Affiliates under this Agreement to any Third Party, provided, however, that in the event of a sublicense to a Third Party, MN shall provide MPC with a full copy of draft of such sublicense agreement, and obtain prior MPC’s written consent, which shall not be unreasonably withheld or delayed, and provide MPC with a full copy of any such sublicense agreement. In the event of any sublicense to a Third Party in any country of the MN Territory, the provisions of Section 4.5 shall be applicable in such country.

3.4 Combination Product. If MN or its Affiliate desires to develop and/or commercialize combination products in the MN Territory, MN and MPC shall discuss in good faith the terms and conditions relating to such development or commercialization of such combination products. For the purpose of this Section 3.4, “combination product” shall mean any product in final form, packaged and labeled for commercial sale by prescription, or by any other method (or, where the context so indicates, the product being tested in clinical trials), which contains Compound as one of the therapeutically active ingredients and another therapeutically active ingredient(s) in any dosage form or package configuration.

3.5 Disclosure of MPC’s Information. Within thirty (30) Business Days after the Effective Date, MPC shall disclose to MN in writing all of the then-available MPC Intellectual Property not previously disclosed to MN on an as-is basis. During the term of this Agreement, and in addition to the other communications required under this Agreement, MPC shall also

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promptly disclose to MN in writing on an ongoing basis MPC Intellectual Property and other information developed in connection with MPC’s activities relating to the Compound and/or the Product, if any. Upon MN’s request, MPC will assist MN in the transition of such manufacturing and supply to MN or its designee, including providing technology and other transfer services at MPC’s standard FTE rate.

3.6 Disclosure of MN’s Information. MN shall disclose to MPC for use in any regulatory filing relating to the use of Product in the Field in the MPC Territory any and all MN Know-How necessary for the development and regulatory approval of the Product, including without limitation, the IND, NDA, and study protocols, information relating to marketing the Product and materials for marketing Product (e.g. a brochure or a pamphlet of the Product) from time to time or through the Progress Report, provided, however that MPC shall not use, directly or indirectly, any such marketing information or materials without the prior written consent of MN, which consent shall not be withheld unreasonably.

3.7 License Grant to MPC. MN hereby grants to MPC a non-exclusive royalty-free license including the right to grant sublicenses to MPC Licensees (provided that MPC shall provide MN with a full copy of relevant clauses with respect to disclosure and use of the MN Intellectual Property in any sublicense agreement between MPC and MPC Licensees, subject to redaction of the financial terms of such sublicense) to use the MN Intellectual Property solely to develop, make, have made, use, offer for sale, market, sell, import, and distribute Compound and Product in the Field in the MPC Territory.

ARTICLE 4

PAYMENTS AND ROYALTIES

4.1 Up Front License Fee. In consideration of the rights granted by MPC hereunder, MN shall pay to MPC [**], within thirty (30) days after the Effective Date.

4.2 Milestone Payments. Subject to the terms and conditions contained in this Agreement, in further consideration of the rights granted by MPC hereunder, MN shall pay MPC the following milestone payments, contingent upon occurrence of the specified event, with each milestone payment to be made no more than once with respect to the achievement of such milestone and no amounts shall be due hereunder for any subsequent or repeated achievement of such milestones, regardless of the number of Products for which such milestone may be achieved (but payable on the first achievement of such milestone):

(a)	[**] upon first IND submission in the MN Territory;

(b)	[**] upon initiation (dosing of the first patient) of the first Phase 2 Clinical Trial in the MN Territory;

(c)	[**] upon initiation (dosing of the first patient) of the first Phase 3 Clinical Trial in the MN Territory;

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(d)	[**] upon the EMEA’s first acceptance for filing of an MAA;

(e)	[**] upon the FDA’s first acceptance for filing of an NDA;

(f)	[**] upon receipt in writing of the first Regulatory Approval in the United States by MN, its Affiliates or its sublicensees;

(g)	[**] upon receipt in writing of the first Regulatory Approval from the EMEA by MN, its Affiliates or its sublicensees together with Regulatory Approval in at least two (2) of the Major European Countries; and

(h)	[**] upon the achievement of cumulative Net Sales in the MN Territory of [**].

MN shall notify MPC in writing within thirty (30) days after the achievement of the milestones specified in Sections 4.2 (a) through (g) and each such notice shall be accompanied by the appropriate milestone payment. MN shall notify MPC in writing within ninety (90) days after the achievement of the milestone specified in Sections 4.2 (h) and any such milestone payment required to be made by MN under such Section 4.2 (h) shall be paid together with the royalty payment for such Calendar Quarter.

4.3 Royalties Payable by MN. Subject to the terms and conditions contained in this Agreement, in further consideration of the license granted by MPC to MN and its Affiliates herein, MN shall pay to MPC royalties in the applicable percentages set forth below for Net Sales in each Royalty Year by MN and its Affiliates in the MN Territory:

Annual (on a Royalty Year basis) Net Sales in all countries in the MN Territory	Royalty Rate

On the portion that is less than USD [**]	[**]

On the portion that is greater than or equal to USD [**] and less than USD [**]	[**]

On the portion that is greater than or equal to USD [**] and less than USD [**]	[**]

On the portion that is greater than or equal to USD [**]	[**]

Royalties on Net Sales at the rates set forth in this Section 4.3 shall accrue on a country-by-country basis as of the date of First Commercial Sale in an applicable country and shall

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continue and accrue on Net Sales in such applicable country until the expiration of the Royalty Term, provided that:

(a) in an applicable country where a Valid Patent Claim exists after the expiration of the Royalty Term, the Parties agree to negotiate in good faith the amount of continued royalty payments, if any, in such country, which continued royalty payments, if any, shall in no event extend beyond the expiration of such Valid Patent Claim; and

(b) in an applicable country where Generic Competition exists during the Royalty Term, and for as long as such Generic Competition exists in such applicable country, Net Sales from such applicable country shall be reduced by [**] before including same into the Net Sales in all countries in the MN Territory for the purpose of calculating the applicable royalty rates from the table set forth in this Section 4.3.

4.4 Compulsory Licenses. If a compulsory license is granted to a Third Party with respect to Product in any country in the MN Territory with a royalty rate lower than the royalty rate provided in Section 4.3, then the royalty rate to be paid to MPC on Net Sales in that country shall be adjusted in a manner that equates the entry of such compulsory Third Party licensee with the existence of Generic Competition as set forth in Section 4.3(b).

4.5 One Royalty. No royalty shall be payable under this Article 4 with respect to sales of Products among MN and its Affiliates for resale, nor shall a royalty be payable under this Article 4 with respect to Products distributed for use in research and/or development, in clinical trials, as donations to non-profit institutions or government agencies or as promotional free samples.

4.6 Sublicense Payments. Subject to the last paragraph of this Section 4.6, in the event MN or its Affiliate enters into a sublicense with a Third Party or Third Parties under Section 3.3 of this Agreement granting a sublicense of any rights licensed to MN and its Affiliate by MPC under Section 3.1 of this Agreement in any country in the MN Territory, MN’s obligation to pay MPC milestone payments under Section 4.2 and royalties under Section 4.3 above shall terminate with respect to any milestones or royalties applicable to such country or countries, and, in lieu thereof, MN shall pay MPC the following applicable percentages of Net Sublicense Consideration applicable to the country or countries subject to the sublicense for so long as MN or its Affiliate receives such Net Sublicense Consideration in such country (the “Sublicense Consideration Payment Term”):

(i) [**] of Net Sublicense Consideration, if a sublicense is entered into before the first IND submission in the MN Territory;

(ii) [**] of Net Sublicense Consideration, if a sublicense is entered into after the first IND submission in the MN Territory but before the initiation (first dosing of first patient) of a Phase 2 Clinical Trial in the MN Territory;

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(iii) [**] of Net Sublicense Consideration, if a sublicense is entered into after the initiation (first dosing of first patient) of a Phase 2 Clinical Trial in the MN Territory but before the initiation (first dosing of first patient) of a Phase 3 Clinical Trial in the MN Territory;

(iv) [**] of Net Sublicense Consideration, if a sublicense is entered into after the initiation (first dosing of first patient) of the first Phase 3 Clinical Trial in the MN Territory but before the first NDA/MAA submission in the MN Territory; or

(v) [**] of Net Sublicense Consideration, if a sublicense is entered into after first NDA/MAA submission in the MN Territory.

Notwithstanding the above, during the Sublicense Consideration Payment Term in any country MN shall pay to MPC as the Net Sublicense Consideration the greater of (i) [**] of the net sales of the Product sold by MN’s sublicensee(s) in such country or (ii) the applicable amount set forth above in this Section 4.6; provided, however, that in any country in the MN Territory where Generic Competition exists during the Sublicense Consideration Payment Term (and for as long as such Generic Competition exists in such country during the Sublicense Consideration Payment Term), then in lieu of the foregoing, MN shall pay to MPC as the Net Sublicense Consideration the greater of (i) [**] of the net sales of the Product sold by MN’s sublicensee(s) in such country or (ii) the applicable amount set forth above in this Section 4.6 for such country. For the purpose of this paragraph, “the net sales of the Product sold by MN’s sublicensee(s)” written above shall be based on the definition of net sales in applicable sublicense agreements between MN or its Affiliate and its sublicensee(s). MN or its Affiliate shall use reasonable efforts to have such definition be substantially equivalent to the definition of “Net Sales” as defined in Section 1.35.

ARTICLE 5

ROYALTY REPORTS AND ACCOUNTING

5.1 Reports. During the Royalty Term, MN shall furnish to MPC a written report for the Calendar Quarter showing on a country by country basis, (a) the gross sales of all Products sold by MN and its Affiliates in the MN Territory during such Calendar Quarter and the calculation of Net Sales from such gross sales; (b) the royalties, payable in United States dollars, which shall have accrued hereunder based upon Net Sales; (c) the withholding taxes, if any, required by law to be deducted in respect of such royalties; (d) the date of the First Commercial Sale of each Product in each country in the MN Territory; (e) in the case of a sublicense to a Third Party, Net Sublicense Consideration received by MN; and (f) the exchange rates used in determining the amount of United States dollars, as more specifically provided in Section 6.2 below. Reports shall be due forty-five (45) days following the close of each Calendar Quarter. MN shall keep complete and accurate records in sufficient detail to properly reflect all gross sales and Net Sales and to enable the royalties payable hereunder to be determined.

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5.2 Audits.

5.2.1 Audit Rights. Upon the written request of MPC and not more than once in each Calendar Year, MN shall permit MPC’s accounting personnel and/or an independent certified public accounting firm of nationally recognized standing, selected by MPC and reasonably acceptable to MN, at MPC’s expense, to have access during normal business hours on at least ten (10) days’ prior written notice, to such of the records of MN and its Affiliates as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any Royalty Year ending not more than thirty-six (36) months prior to the date of such request. The accounting representatives shall disclose to MPC only whether the records are correct or not and the specific details concerning any discrepancies.

5.2.2 Audit Results. If MPC or such accounting firm concludes that additional royalties were owed during such period, MN shall remit to MPC within thirty (30) days of the date MPC delivers to MN such accounting firm’s or MPC’s written report so concluding: (i) the amount of such additional royalties and (ii) interest on the amount of such additional royalties which shall be calculated pursuant to Section 6.4; provided, however, that, in the event that MN shall not be in agreement with the conclusion of such report (a) MN shall not be required to pay such additional royalties unless and until (b) such matter is resolved pursuant to the provisions of Section 12.6 herein. In the event such accounting firm concludes that amounts were overpaid by MN during such period, MN shall have a credit against future royalties payable to MPC in the amount of such overpayment; provided, however, that in the event that MPC shall not be in agreement with the conclusion of such report (a) MN shall not have such a credit unless and until (b) such matter is resolved pursuant to the provisions of Section 12.6 herein. The fees charged by such accounting firm shall be paid by MPC; provided, however, that if an error in favor of MPC of more than seven and one-half percent (7.5%) of the royalties due hereunder for the period being reviewed is discovered, then MN shall pay the reasonable fees and expenses charged by such accounting firm. Upon the expiration of thirty-six (36) months following the end of any Royalty Year, the calculation of royalties payable with respect to such Royalty Year shall be binding and conclusive upon MPC and MN shall be released from any liability or accountability with respect to royalties for such Royalty Year.

5.2.3 Confidential Financial Information. MPC shall treat all financial information subject to review under this Article 5 or under any sublicense agreement as confidential, and shall cause its accounting firm to retain all such financial information in confidence.

ARTICLE 6

PAYMENTS

6.1 Payment Terms. Royalties shown to have accrued by each royalty report provided for under Article 5 of this Agreement shall be due and payable on the date such royalty report is due. In order for MPC to receive compensation on a quarterly basis, MN shall pay to MPC, on a quarterly basis, royalties based on the cumulative Net Sales for the applicable Royalty Year

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through the end of such Calendar Quarter, less royalties previously paid to MPC on account of Net Sales for the previous Calendar Quarters in such Royalty Year.

6.2 Payment Method. All payments by MN to MPC under this Agreement shall be paid in United States dollars. If any currency conversion shall be required in connection with the payment of any royalties hereunder, such conversion shall be made by using the average of the exchange rates for the purchase and sale of United States dollars reported by the Wall Street Journal on the last Business Day of the Calendar Quarter to which such royalty payments relate.

6.3 Exchange Control. If at any time legal restrictions prevent the prompt remittance of part or all royalties with respect to any country in the MN Territory where the Product is sold, MN shall have the right, at its option, to make such payments by depositing the amount thereof in local currency to MPC’s account in a bank or other depository designated by MPC in such country. If the royalty rate specified in this Agreement should exceed the permissible rate established in any country in the MN Territory, the royalty rate in such country shall be adjusted to the highest legally permissible or government-approved rate.

6.4 Overdue Payments. In the event the initial payment, any milestone payment, any royalty payment or payment relating to Net Sublicense Consideration is not made when due, such outstanding payment shall accrue interest (from the date such payment is due through and including the date upon which full payment is made) at the rate equal to one percent (1%) plus the Prime Rate. “Prime Rate” for purposes of this Section 6.4 shall mean the prime rate of Citibank, N.A. in New York, New York as published in the Wall Street Journal computed on a daily basis and shall change when and as the Prime Rate changes.

6.5 Withholding Taxes. MN shall be entitled to deduct from any payment due MPC under this Agreement the amount of any withholding taxes payable by MN or its Affiliates, or any taxes required to be withheld by MN or its Affiliates, to the extent MN or its Affiliates pay to the appropriate governmental authority on behalf of MPC such taxes, levies or charges. MN shall use reasonable efforts to minimize any such taxes, levies or charges required to be withheld on behalf of MPC by MN or its Affiliates. MN promptly shall deliver to MPC proof of payment of all such taxes, levies and other charges, together with copies of all communications from or with such governmental authority with respect thereto. MPC shall provide MN with all forms or documentation required by any applicable taxation laws, treaties or agreements to such withholding or as necessary to claim a benefit thereunder (including, but not limited to, Form W-8BEN and any successor form).

ARTICLE 7

CONFIDENTIALITY AND PUBLICITY

7.1 Nondisclosure Obligations. Except as otherwise provided in this Article 7, during the term of this Agreement and for a period of five (5) years thereafter, both Parties shall maintain in confidence and use only for purposes of this Agreement information and data resulting from or related to the development of the Compound or Products and other information and data supplied

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by the other Party under this Agreement marked “Confidential.” For purposes of this Article 7, information and data described in this Section shall be deemed “Proprietary Information.”

7.2 Permitted Disclosures. To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement, (a) a Party may disclose Proprietary Information which is otherwise obligated under this Article 7 not to disclose to its Affiliates, to MPC Licensees, if the Party is MPC, to its sublicensees, if the Party is MN, and to its consultants, outside contractors and clinical investigators, on a need-to-know basis on condition that such Persons agree to keep the Proprietary Information confidential for the same time periods and to the same extent as such Party is required to keep the Proprietary Information confidential; and (b) a Party (including MN’s sublicensees or MPC Licensees) may disclose such Proprietary Information to government or other regulatory authorities to the extent that such disclosure is required by applicable law (including without limitation all applicable securities laws), regulation, agency or court order, or is reasonably necessary to obtain patents or authorizations to conduct clinical trials with, and to commercially market the Product, provided that the disclosing Party shall provide written notice to the other Party and sufficient opportunity to object to such disclosure or to request confidential treatment thereof. The obligation not to disclose or use Proprietary Information received from the other Party shall not apply to any part of such Proprietary Information that (i) is or becomes patented, published or otherwise part of the public domain other than by acts of the Party obligated not to disclose such Proprietary Information in contravention of this Agreement; (ii) is disclosed to the receiving Party by a Third Party, provided such Proprietary Information was not obtained by such Third Party directly or indirectly from the other Party on a confidential basis; (iii) prior to disclosure under this Agreement, was already in the possession of the receiving Party, provided such Proprietary Information was not obtained directly or indirectly from the other Party; (iv) is subsequently and independently developed by the receiving Party without the knowledge of the Proprietary Information or (v) is disclosed in a press release agreed to by both Parties, which agreement shall not be unreasonably withheld.

ARTICLE 8

INTELLECTUAL PROPERTY AND INFRINGEMENT

8.1 Ownership of Improvements. The entire right and title in all Improvements, and any Patent Assets based thereon, made or conceived during the term of this Agreement by employees or others acting on behalf of MN or its Affiliates shall be owned solely by MN. The entire right and title in all Improvements, and any Patent Assets based thereon, made or conceived during the term of this Agreement by employees or others acting on behalf of MPC or its Affiliates shall be owned solely by MPC, subject to the licenses granted to MN under this Agreement

8.2 Ownership of Trademarks. MN shall select, own and maintain Trademarks for Product in the MN Territory. The entire right and title in all Trademarks used by MN, its

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Affiliates and, if applicable, its sublicensees, in the MN Territory shall be owned solely by MN. In case MPC desires to use the Trademark for the Product in the MPC Territory, MN shall grant MPC a royalty-free exclusive license, with the right to grant sublicenses, to use the Trademark for the Product during and after expiration or termination of this Agreement in the MPC Territory.

8.3 Patent Prosecution and Maintenance. MPC shall have the initial right to control the filing, prosecution and maintenance of the MPC Patent Assets in the MPC Territory and the MN Territory, and to select all patent counsel or other professionals to advise, represent or act for it in all matters relating to the MPC Patent Assets. MPC shall be responsible for the payment of all such patent prosecution and maintenance costs. MPC shall solicit MN’s review of the nature and text of any such patent applications in the MN Territory and important prosecution matters related thereto in reasonably sufficient time prior to filing thereof, and MPC shall take into account MN’s reasonable comments related thereto. MPC shall inform MN of any significant developments in the prosecution of pending patent applications included in the MPC Patent Assets, including the issuance of any final office actions, allowance of claims, or upcoming grant of any domestic or foreign patent based thereon. If MPC decides not to file, prosecute or maintain a Patent Asset included in the MPC Patent Assets in any country in the MN Territory, it shall provide MN with written advance notice sufficient to avoid any loss or forfeiture (but in any event at least sixty (60) days notice), and MN shall have the right but not the obligation, at its sole expense, to file, prosecute or maintain such patent application in MPC’s name and, if MN elects to do so, MPC shall assign to MN all of MPC’s right, title and interest in and to such MPC Patent Assets in the MN Territory and such Patent Asset shall no longer be deemed an MPC Patent Asset in the MN Territory. MN shall have the right to control the filing, prosecution, and maintenance of the MN Patent Assets in the MN Territory and the MPC Territory, and to select all patent counsel or other professionals to advise, represent or act for it in all matters relating to the MN Patent Assets. MN shall be responsible for the payment of all such patent prosecution and maintenance costs. If MN elects not to file, prosecute or maintain a Patent Asset included in the MN Patent Assets in any country in the MPC Territory, it shall provide MPC with written advance notice sufficient to avoid any loss or forfeiture (but in any event at least sixty (60) days notice), and MPC shall have the right but not the obligation, at its sole expense, to file, prosecute or maintain such patent application in MPC’s name and, if MPC elects to do so, MN shall assign to MPC all of MN’s right, title and interest in and to such MN Patent Assets in the MPC Territory and such Patent Asset shall no longer be deemed an MN Patent Asset in the MPC Territory.

8.4 Cooperation. Each Party shall make available as far as possible to the other Party or to the other Party’s authorized attorneys, agents, representatives, employees or consultants any documents necessary or appropriate to enable the other Party to file, prosecute and maintain patent applications and resulting patents, as set forth in Section 8.3 above, for a period of time sufficient for the other Party to obtain the assistance it needs from the first Party. Where appropriate, each Party shall sign or cause to have signed all documents relating to said patent applications or patents at no charge to the other Party.

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8.5 Enforcement of Patent Assets. In the event either Party learns of significant and continuing infringement of the MPC Patent Assets, it shall promptly provide written notice to the other Party of the fact and supply such other Party with all evidence it possesses pertaining to and establishing said infringement(s). Subject to the provisions of Section 8.6.2, MPC shall have the first right to enforce the MPC Patents Assets against infringers in the MN Territory and shall consult with MN both prior to and during any said enforcement, if the infringement action is brought as a result of the filing by a Third Party in the United States of an ANDA or the corresponding filing in any country other than the United States in order to obtain an injunction and a thirty (30) month stay by the FDA in the United States or similar injunction by the Regulatory Authority in any country other than the United States (hereinafter referred to as “ANDA Action”). In all other cases, subject to the provisions of Section 8.6.1, MN or its designees shall have the first right to enforce the MPC Patent Assets against infringers in the MN Territory, and shall consult with MPC both prior to and during said enforcement proceeding.

8.6 Procedure for Enforcement of Patent Assets.

8.6.1 The Case other than ANDA Action. Except in the case of an ANDA Action, MN and its designees shall have six (6) months from the earlier of (i) receipt of notice from MPC pursuant to Section 8.5, or (ii) the date of MN’s acknowledgement of such infringement or any shorter period stipulated by any statute to abate the infringement, or to file suit in its own name (or in MPC’s name if required for enforcement) against at least one of the infringers of the MPC Patents Assets at MN’s or its designee’s expense. Even during such six (6) month period (or shorter period stipulated by any statute), the Parties shall consult and cooperate fully to determine a course of action, including but not limited to, the commencement of legal action against the infringer. If MN or its designees does not, within the applicable period referred to in the preceding sentences, abate the infringement or file suit to enforce the MPC Patents Assets against at least one (1) infringer in a country in the MN Territory, MPC shall have the right to take whatever action it deems appropriate and at its own expense to enforce the MPC Patents Assets in the MN Territory.

8.6.2 The Case of ANDA Action. In the case of an ANDA Action, MPC shall have ten (10) Business Days from the earlier of (i) receipt of notice from MN pursuant to Section 8.5, or (ii) MPC’s receipt of a paragraph IV certification from a Third Party filing the ANDA, for making a preliminary decision whether to file suit in its own name (or in MN’s name if required for enforcement) against the Third Party filing the ANDA and have fifteen (15) Business Days from the earlier of such receipt of notice or paragraph IV certification, for making a final decision. Even during such fifteen (15) Business Days period, the Parties shall consult and cooperate fully to determine a course of action, including but not limited to, the commencement of legal action against the infringer. If MPC does not, within such ten (10) Business Days or fifteen (15) Business Days period from such receipt of notice, or paragraph IV certification, file suit to enforce the MPC Patents Assets against the Third Party filing the ANDA, MN shall have the right to take whatever action it deems appropriate to enforce the MPC Patents Assets against the Third Party filing the ANDA. Regardless of which Party prosecutes

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an ANDA Action, the Parties shall share all costs and expenses (including reasonable attorney’s fees) incurred in connection with such ANDA Action equally. In the event that of an MN sublicense, the Parties will discuss in good faith granting such sublicensee the first right to prosecute an ANDA Action.

8.7 Settlements. The Party controlling the action may not settle the action or otherwise consent to an adverse judgment in such action that diminishes the rights or interests of the non-controlling Party without the express written consent of the non-controlling Party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, MPC and MN shall cooperate with each other in the planning and execution of any action to enforce the MPC Patent Assets. Any recovery obtained by MN or MPC shall be shared as follows:

(i) the Party that initiated and prosecuted, or maintained the defense of, the action shall recoup all of its costs and expenses (including reasonable attorneys’ fees) incurred in connection with the action, whether the recovery is by settlement or otherwise;

(ii) the other Party then shall, to the extent possible, recover its costs and expenses (including reasonable attorneys’ fees) incurred in connection with the action;

(iii) if MPC initiated and prosecuted, or maintained the defense of, the action (other than an ANDA action), the amount of any recovery remaining then shall be retained by MPC; if MPC initiated and prosecuted, or maintained the defense of, an ANDA action, the amount of any recovery remaining, if any, shall shared equally between the Parties; and

(iv) if MN initiated and prosecuted, or maintained the defense of, the action, the amount of any recovery remaining shall be retained by MN, except that MPC shall receive a portion equivalent to the royalties it would have received in accordance with the terms of this Agreement if the amount of any remaining recovery had been Net Sales.

8.8 Notification of Patent Term Restoration. The Parties shall cooperate with each other in obtaining patent term restoration or supplemental protection certificates or their equivalents in any country where applicable to the MPC Patent Assets in the MN Territory and the MPC Territory. Each Party shall notify the other if it becomes aware of (a) the issuance of a patent included within the MPC Patent Assets, giving the date of issue and patent number for each such patent, and (b) each notice pertaining to any patent included within the MPC Patent Assets pursuant to the United States Drug Price Competition and Patent Term Restoration Act of 1984 (hereinafter called the “1984 Act”), including notices pursuant to §§ 101 and 103 of the 1984 Act from persons who have filed an ANDA and (c) any other event or date required by the 1984 Act, or other relevant laws or regulations. Such notices shall be given promptly, but in any event within five (5) days of each such patent’s date of issue or receipt of each such notice pursuant to the 1984 Act, whichever is applicable. MN shall notify MPC of each filing for patent term restoration under the 1984 Act, and all awards of patent term restoration (extensions) with respect to the MPC Patent Assets. Likewise, MPC or MN, as the case may be, shall inform the

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other Party of patent extensions and periods of data exclusivity in the rest of the world regarding any Product.

8.9 Infringement Actions by Third Parties. If MN or any of its Affiliates shall be sued by a Third Party for infringement of a patent held by such Third Party because of the manufacture, importation, use, offer for sale or sale of the Compound or Products under MPC Intellectual Property, MN shall promptly notify MPC in writing of the institution of such suit. MN shall have the first right, in its sole discretion, to control the defense of such suit at its own expense, in which event MPC shall have the right to be represented by advisory counsel of its own selection, at its own expense, and shall cooperate fully in the defense of such suit and furnish to MN all evidence and assistance in MPC’s control. If MN does not elect within thirty (30) days after such notice from MN to MPC to so control the defense of such suit, MPC may undertake such control at its own expense, and MN shall then have the right to be represented by advisory counsel of its own selection and at its own expense, and MN shall cooperate fully in the defense of such suit and furnish to MPC all evidence and assistance in MN’s control. The Party controlling the suit may not settle the suit or otherwise consent to an adverse judgment in such suit that diminishes the rights or interests of the non-controlling Party without the express written consent of the non-controlling Party. The royalty or other payments required to be paid by MN or its Affiliates to any Third Party as the result of a judgment or settlement under this Section 8.9 shall be creditable against the royalty payments pursuant to Section 4.3 due MPC with respect to the sale of such Product in such country, provided, however, that in no event shall the royalties payable to MPC pursuant to Section 4.3 be reduced to less than fifty percent (50%) of the amount due under this Agreement.

ARTICLE 9

TERM AND TERMINATION

9.1 Expiration. Unless terminated earlier pursuant to Sections 9.2 or 9.3 below, this Agreement shall expire on a country-by-country basis on the expiration of the Royalty Term in such country, subject, however, to continued royalty payments, if any, under Section 4.3(a). Notwithstanding the above, in case that MN enters into a sublicense with a Third Party or Third Parties, the obligation of the payment by MN to MPC relating to Net Sublicense Consideration pursuant to Section 4.6 shall survive on a country-by-country basis until the expiration of the Sublicense Consideration Payment Term in such country. Expiration of this Agreement in a particular country under this provision shall not preclude MN from continuing to develop, make, have made, use, sell, offer for sale, and import Product in such country without further remuneration to MPC, subject, however, to continued royalty payments, if any, under Section 4.3(a).

9.2 Termination by MN. MN shall have the right, in its sole discretion, to terminate this Agreement (a) by providing not less than thirty (30) days prior written notice of such termination to MPC, with respect to the entire Agreement, or with respect to any country in the MN Territory in the event that a Third Party claims that Compound or Product infringes such Third Party’s

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intellectual property in any country in the MN Territory, or (b) by providing not less than ninety (90) days written notice to MPC if in MN’s reasonable opinion the safety, patient tolerability, efficacy, or the profile or the commercial viability of the Product does not justify continued development by MN, its Affiliate and/or its sublicensee with respect to the entire Agreement, or with respect to any country in the MN Territory. Subject to the provisions of Section 9.4 below, the rights and obligations of MPC and of MN with respect to this Agreement in its entirety or with respect to the terminated country in the MN Territory, as applicable, shall terminate in the event of a termination pursuant to this Section 9.2, provided, however, that in the event of a partial termination by MN under this Section 9.2, this Agreement shall continue in full force and effect with respect to the countries in the MN Territory unaffected by such partial termination, and such country shall be excluded from the countries of the MN Territory.

9.3 Termination for Cause. (a) Either Party may terminate this Agreement upon or after the breach of any material provision of this Agreement by the other Party, if the breaching Party has not cured such breach within ninety (90) days after notice thereof from the non-breaching Party. This Agreement shall terminate, at the option of the non-breaching Party, at the expiration of such ninety (90) day cure period; provided, however, that if the breach is not capable of being cured within ninety (90) days of such written notice, this Agreement may not be terminated so long as the breaching Party commences and is taking commercially reasonable actions to cure such breach as promptly as practicable.

(b) Either Party may terminate this Agreement upon giving notice to the other Party, which termination notice shall have immediate effect, in the case of any adjudication of bankruptcy or insolvency, appointment of a receiver by a court of competent jurisdiction, assignment for the benefit of creditors, or institution of liquidation proceedings by or against the other Party provided, however, in the case of any involuntary bankruptcy, reorganization, liquidation, receivership or assignment proceeding such right to terminate shall only become effective if the Party consents to the involuntary proceeding or such proceeding is not dismissed within ninety (90) days after the filing thereof.

9.4 Effect of Expiration and Termination. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing on or prior to such expiration or termination. MN and its Affiliates and sublicensees shall have the right to sell or otherwise dispose of the stock of any Product subject to this Agreement then on hand or in process of manufacture, subject to Articles 4, 5 and 6. In addition to any other provisions of this Agreement which by their terms continue after the expiration of this Agreement, the provisions of Article 7 shall survive the expiration or termination of this Agreement and shall continue in effect during the term set forth in Section 7.1. In addition, any other provision required to interpret and enforce the Parties’ rights and obligations under this Agreement shall also survive, but only to the extent required for the full observation and performance of this Agreement. Except as expressly set forth herein, the rights to terminate as set forth herein shall be in addition to all other rights and remedies available under this Agreement, at law, or in equity, or otherwise.

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9.4.1 Effect of Termination Without MPC’s Cause. In the event this Agreement shall be terminated by MPC pursuant to Section 9.3 or terminated by MN pursuant to Section 9.2, MN and its Affiliate shall promptly return to MPC or destroy all MPC Intellectual Property and all copies thereof, and may thereafter not use any such MPC Intellectual Property. Further, MN and its Affiliate shall furnish MPC with all MN Intellectual Property not already provided to MPC with a right to use and have used. Further, MN and/or its Affiliate shall transfer to MPC or its nominee any IND, NDA or other documents filed with any Regulatory Authorities in MN Territory and Regulatory Approvals obtained in the MN Territory free of charge. MN and its Affiliate shall, at the request of MPC, cooperate with MPC or its nominee for the smooth transfer of them. In consideration of the foregoing, in the event such termination occurs after commencement of a pivotal clinical trial of Product, MN shall be entitled to a royalty equal to [**] of net sales of Product in the MN Territory for a period of [**] from the date of such termination of this Agreement, except if such termination resulted from a material breach by MN.

9.4.2 Effect of Termination for MPC’s Cause. In the event this Agreement shall be terminated by MN pursuant to Sections 9.3, MN shall have an irrevocable, perpetual and exclusive license under MPC Intellectual Property to develop, make, have made, use, offer for sale, market, sell, import, and distribute Compound and Product in the MN Territory; provided, however, that, the applicable royalty rates set forth in Section 4.3 or applicable percent of Net Sublicense Consideration set forth in Section 4.6 shall be reduced by fifty percent (50%). Further, MPC’s license granted by MN pursuant to Section 3.7 shall be amended from royalty-free license to royalty-bearing license. MPC shall pay royalties to MN equal to two percent [**] of the Products in the MPC Territory for a period of [**] from the date of such termination of this Agreement.

ARTICLE 10

REPRESENTATIONS AND WARRANTIES

The Parties hereby represent and warrant as follows:

10.1 Corporate Existence and Power. Such Party (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated; and (b) has the corporate power and authority and the legal right to own and operate its property and assets, to lease the property and assets it operates under lease, and to carry on its business as it is now being conducted;

10.2 Authorization and Enforcement of Obligations. Such Party (a) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms;

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10.3 Consents. All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by such Party in connection with this Agreement have been obtained;

10.4 No Conflict. The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations and (b) do not conflict with, or constitute a default under, any contractual obligation of such Party; and

10.5 Ownership, Validity and Non-Infringement. As of the Effective Date, MPC represents and warrants to MN that: (a) the MPC Intellectual Property are owned or Controlled solely and exclusively by MPC free and clear of any liens, charges and encumbrances, and no other person, corporate or other private entity, or governmental or university entity or subdivision thereof, has any valid claim of ownership with respect to the MPC Intellectual Property, whatsoever; (b) MPC has not previously granted, and will not grant during the term of this Agreement, any right, license or interest in and to the MPC Intellectual Property, or any portion thereof, inconsistent with the license granted to MN herein; (c) MPC is not aware of the existence of any references or conduct that would bring into question the validity or enforceability of the MPC Intellectual Property in the Field; (d) there are no threatened or pending actions, suits, investigations, claims or proceedings in any way relating to the MPC Intellectual Property; (e) the MPC Intellectual Property and the contemplated development, importation or exportation, manufacture, use, offer for sale and sale of the Main Compound or the Product containing the Main Compound in the Field, do not infringe any patent rights owned or possessed by any Third Party; (f) MPC has disclosed to MN all information known by it that is reasonably believed by MPC to be related to the MPC Intellectual Property (including all information received by MPC concerning the institution or possible institution of any interference, opposition, re-examination, reissue, revocation, nullification, or any official proceeding involving a MPC Patent Asset, and will continue such disclosure with respect to new events during the term of the Agreement) and the activities contemplated under this Agreement; and (g) Schedule 1.33 contains a complete and accurate list of all patents and patent applications relating to Compound or Product owned or Controlled by MPC in the Field.

10.6 Funding. MN represents and warrants that it intends to allocate a commercially reasonable level of its available corporate funds to perform its development obligations under this Agreement.

10.7 Effect of Representations and Warranties. It is understood that if the representations and warranties made by a Party under this Article 10 are not true and accurate, and the other Party incurs damages, liabilities, costs or other expenses as a result, the Party making such representations and warranties shall indemnify and hold the other Party harmless from and against any such damages, liabilities, costs or other expenses incurred as a result. Notwithstanding the foregoing, if the representations and warranties made by MPC under Section 10.5(e) are not true and accurate, and the other Party incurs damages, liabilities, costs or

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other expenses as a result, Section 8.9 shall operate to indemnify MN and MPC shall have no further obligation to compensate MN for such damages, liabilities, costs or other expenses incurred as a result.

10.8 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR VALIDITY OF ANY PATENT ASSETS ISSUED OR PENDING.

ARTICLE 11

INDEMNIFICATION

11.1 MN’s Obligation. MN shall defend, indemnify, and hold harmless MPC, its Affiliates and their respective directors, officers, shareholders, employees and agents (“MPC Indemnitees”), from and against any and all liabilities, damages, losses, penalties, fines, costs, interest, and expenses, including, but not limited to reasonable attorney’s fees (“Damages”) arising from or occurring as a result of a Third Party’s claim, action, suit, judgment or settlement against an MPC Indemnitee that is due to or based upon:

(a) any breach of a representation, warranty, covenant or agreement of MN under this Agreement,

(b) any negligent or more culpable act of MN, its Affiliates or its sublicensees under this Agreement, or

(c) development, manufacture, use, sale or labeling of Compound, API or Product by MN, its Affiliates or its sublicensees.

However, MN shall not indemnify or hold harmless MPC Indemnitees from Damages to the extent that such Damages are finally determined to have resulted from the acts or omissions of an MPC Indemnitee. MN’s obligations under this Section shall survive the expiration or termination of this Agreement for any reason.

11.2 MPC’s Obligation. MPC shall defend, indemnify, and hold harmless MN, its Affiliates and their respective directors, officers, shareholders, employees and agents (“MN Indemnitees”), from and against any and all Damages arising from or occurring as a result of a Third Party’s claim, action, suit, judgment or settlement against an MN Indemnitee that is due to or based upon:

(a) any breach of a representation, warranty, covenant or agreement of MPC under this Agreement,

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(b) any negligent or more culpable act of MPC, its Affiliates or its sublicensees under this Agreement, or

(c) development, manufacture, use, sale, promotion or labeling of Compound, API or Product by MPC, its Affiliates or its sublicensees.

However, MPC shall not indemnify or hold harmless MN Indemnitees from Damages to the extent that such Damages are finally determined to have resulted from the acts or omissions of an MN Indemnitee. MPC’s obligations under this Section shall survive the expiration or termination of this Agreement for any reason.

11.3 Insurance. MN shall maintain and keep in force for the term of this Agreement comprehensive general liability insurance including Products/Completed Operations, Contractual and Broad Form Property Damage covering its indemnification obligations hereunder combined single limit for Bodily Injury and Property Damage. It is understood that such insurance shall not be construed to limit MN’s liability with respect to such indemnification obligations. Such insurance shall be placed with a first class insurance carrier with at least BBB rating by Standard & Poor. Prior to initiation of each clinical trial, MN shall furnish a certificate of insurance to MPC (or provide MPC with a written affirmation of the adequacy of an existing certificate) evidencing the foregoing endorsements, coverage and limits, and providing that such insurance shall not expire or be canceled or modified without reasonable notice to MPC.

ARTICLE 12

MISCELLANEOUS

12.1 Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including but not limited to fire, floods, embargoes, power shortage or failure, war, acts of war (whether war be declared or not), terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other Party.

12.2 Assignment. This Agreement may not be assigned or otherwise transferred, nor, except as expressly provided hereunder, may any right or obligations hereunder be assigned or transferred by either Party without the consent of the other Party; provided, however, that either MPC or MN may, without such consent, assign this Agreement and its rights and obligations hereunder to an Affiliate or in connection with the transfer or sale of all or substantially all of its business, or in the event of its merger or consolidation or change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

12.3 Severability. Each Party hereby acknowledges that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any

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government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Agreement be or become invalid, the Parties shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such provisions. In case such provisions cannot be agreed upon, the invalidity of one or several provisions of the Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without such invalid provisions.

12.4 Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the Parties to the other shall be in writing, delivered personally or by facsimile or email (and promptly confirmed by personal delivery, U.S. first class mail or courier), U.S. first class mail or courier, postage prepaid (where applicable), addressed as follows:

To MPC:	Mitsubishi Pharma Corporation
6-9, Hiranomachi 2-Chome, Chuo-ku, Osaka 541-0046, Japan
	Attn:	Masayuki Kinoshita
Associate Director
Head of Corporate Licensing Department
	Fax:	+81-(0)6-6227-4702
	Phone:	+81-(0)6-6233-8814

To MN:	MediciNova, Inc.
4350 La Jolla Village Drive, Ste 950, San Diego, California 92122, U.S.A.
	Attn:	Brian Anderson
	Fax:	(858) 373-7000
	Phone:	(858) 622-9752

A party may change the address to which notices to such Party are to be sent by giving written notice to the other Party at the address and in the manner provided above. Any notice may be given, in addition to the manner set forth above, by facsimile or e-mail, provided that the Party giving such notice obtains acknowledgement by facsimile or e-mail that such notice has been received by the Party to be notified. Notices made in this manner shall be deemed to have been given when such acknowledgement has been transmitted. Otherwise, notice shall be deemed to have been given when delivered if personally delivered on a Business Day, on the fifth (5th) Business Day after dispatch if sent by a professional courier, and on the tenth (10th) Business Day following the date of mailing if sent by registered or certified mail.

12.5 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of law

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principles thereof except matters of patent law, which shall be determined in accordance with the national intellectual property laws relevant to the Patent Asset in question.

12.6 Dispute Resolution. (a) The Parties agree to attempt initially to solve all claims, disputes, or controversies arising under, out of, or in connection with this Agreement (a “Dispute”) by conducting good faith negotiations. Any Disputes which cannot be resolved by good faith negotiation within thirty (30) days, shall be referred, by written notice from either Party to the other, to the Chief Executive Officer or authorized representative of each Party. Such Chief Executive Officers or authorized representatives shall negotiate in good faith to achieve a resolution of the Dispute referred to them within thirty (30) days after such notice is received by the Party to whom the notice was sent. If the Chief Executive Officers or authorized representatives are unable to settle the Dispute between themselves within thirty (30) days, they shall so report to the Parties in writing. The Dispute shall then be referred to arbitration as set forth in the following subsection (b).

(b) Upon the Parties receiving the Chief Executive Officers’ or authorized representatives’ report that the Dispute referred to them pursuant to subsection (a) has not been resolved, a Party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other Party. The Parties shall refrain from instituting the arbitration proceedings for a period of sixty (60) days following such notice. During such period, the Parties shall continue to make good faith efforts to amicably resolve the dispute without arbitration. If the Parties have not reached a settlement during that period the arbitration proceedings shall go forward and be governed by the rules of the American Arbitration Association (“AAA”) then in force. Each such arbitration shall be conducted by a panel of three arbitrators: one arbitrator shall be appointed by each of MN and MPC and the third arbitrator, who shall be the Chairman of the tribunal, shall be appointed by the two-Party appointed arbitrators. Any such arbitration shall be held in New York, USA and the language of the arbitration shall be English.

The tribunal shall issue its award within forty-five (45) days after the date on which the arbitration proceedings have closed. The arbitrators shall have the authority to grant specific performance. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. Each Party shall bear its own costs and expenses incurred in connection with any arbitration proceeding and the Parties shall equally share the cost of the arbitration levied by the AAA.

12.7 Non Competition. MN and/or its Affiliate agrees that it shall not, directly or indirectly, develop, have developed, sell or market any ß 3 agonist in the Field in the MN Territory (other than Compound, Product or any combination product including Compound or Product).

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12.8 LIMITATION OF LIABILITY. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES ARISING OUT OF THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY.

12.9 Further Assurances. At any time or from time to time on and after the date of this Agreement, each Party shall at the request of the other (i) deliver to the other such records, data or other documents consistent with the provisions of this Agreement, (ii) execute, and deliver or cause to be delivered, all such consents, documents or further instruments of transfer or license, and (iii) take or cause to be taken all such actions, as such Party or the other Party may reasonably deem necessary or desirable in order for the other Party to obtain the full benefits of this Agreement and the transactions contemplated herein.

12.10 Entire Agreement. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly superseded by this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both Parties.

12.11 Headings. The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

12.12 Independent Contractors. It is expressly agreed that MPC and MN shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither MPC nor MN shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party to do so.

12.13 Waiver. The waiver by either Party of any right hereunder or the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

12.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

MEDICINOVA, INC.

By:	/s/ Takashi Kiyoizumi
Name:	Takashi Kiyoizumi, M.D., Ph.D.
Title:	President and CEO

MITSUBISHI PHARMA CORPORATION

By:	/s/ Takeshi Komine
Name:	Takeshi Komine
Title:	President

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SCHEDULE 1.10

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SCHEDULE 1.33

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SCHEDULE 2.1

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